EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                     Quarters Ended March 31, 1996 and 1995
               (In thousands of dollars, except per share amounts)

                                                             1996         1995
                                                           -------      -------

Net income                                                 $ 1,306      $   901

Less subsidiary preferred stock dividend                       (32)         (32)
                                                           -------      -------
Income applicable to common stock
   for primary earnings per share                            1,274          869

Add interest expense, net of income tax effects,
   attributable to convertible debentures                       25           28
                                                           -------      -------
Income applicable to common stock for
   fully diluted earnings per share                        $ 1,299      $   897
                                                           =======      =======

Weighted average common shares outstanding                   6,912        6,152

Additional shares assuming
   exercise of stock options and warrants                      489          260
                                                           -------      -------
Shares used for primary earnings per share                   7,401        6,412

Additional shares assuming
   exercise of stock options and warrants                       78           60

Conversion of 10% Convertible
   Subordinated Debentures due 1996                            223          248
                                                           -------      -------
Shares used for fully diluted earnings per share             7,702        6,720
                                                           =======      =======

Earnings per share:

   Primary                                                 $   .17      $   .14
                                                           =======      =======

   Fully diluted                                           $   .17      $   .13
                                                           =======      =======